XTEN NETWORKS, INC. - EMPLOYMENT AGREEMENT

THIS AGREEMENT is dated for reference the 29th day of August, 2005.

BETWEEN

Xten Networks, Inc., a company incorporated under the laws of the State of Nevada and having an office at 8th Floor, 100 West Pender Street, Vancouver, British Columbia, Canada V6B1R8.

(hereinafter referred to as the "Company")

AND

Jason Fischl having an address for notice at 415A Lily Street, San Francisco, California, USA 94102

(hereinafter referred to as the "Employee")

WHEREAS:

A.	The Company is principally engaged in the business of researching, developing and marketing VoIP/IP Telephony software products (the “Company's Business"),

B.	The Employee has been hired by the Company to work in the Company's Business;

C.	The Employee and the Company wish to enter into this Agreement to record the terms of employment between them;

NOW THEREFORE THIS AGREEMENT WITNESSES that for good consideration, the Company hereby employs the Employee on the following terms and conditions:

1.

Term of Employment. Subject to the provisions for termination set forth below, the Employee's employment with the Company, pursuant to this Agreement will begin on September 1, 2005 or some other mutually agreed upon date (“Effective Date”) and continue until terminated in accordance with this Agreement.

2.

Salary & Benefits. The Company shall pay the Employee a salary of CDN$15,000 per month for the services of the Employee, payable at regular payroll periods established by the Company. The Employee's salary will be subject to deductions for Income Tax and Social Security remittances (collectively the "Government Deductions"). The Company shall also provide the Employee with (a) subject to execution of an Stock Option and Subscription Agreement, the Company shall provide the Employee with 1,200,000 stock options to be granted as of Monday, August 29, 2005 at US$0.61 per share, on October 1, 2005, the options shall vest over 4 years at the rate of twelve and one-half percent (12.5%) at the end of the first six (6) months and one-forty-second (1/42) of the remaining eighty-seven and one-half percent (87.5%) of the common stock every month until the option is fully vested; (b) participation in any profit sharing plan(s) as provided to other similarly employed employees of the Company (as per the terms of that plan); (c) up to a US$25,000 moving bonus (expenses to be pre-approved by management of the Company); (d) board observer rights; and (e) if and when the Employee is considered a British Columbia resident, extended medical and dental insurance coverage as provided to other employees of the Company.

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Employment Agreement

3.

Duties and Position. The Company will employ the Employee in the capacity of Chief Technology Officer. The Employee’s duties shall include those commonly associated with the aforesaid capacity. The Employee agrees that his duties may be reasonably modified at the Company’s discretion from time to time. The Employee will report to the President (the “President”) and will comply with all lawful instructions given by the President.

4.

Policies and Procedures. The Employee shall abide by all policies and procedures defined by the Company in the Employee Orientation Form. These policies and procedures may be updated and changed at any time at the discretion of the Company.

5.	Privacy. The company may monitor and/or review all email, voice mail, Internet browser usage and phone calls when deemed necessary by the Company without prior notice.

6.

Devote Full Time to Company. The Employee will use his best efforts to promote the interests of the Company. The Employee will devote full time (unless otherwise agreed to by the Company), attention and energies to the Company's Business, and during employment with the Company, will not engage in any other business activity, regardless of whether such activity is pursued for profit, gain, or other pecuniary advantage, except that the parties have agreed that the Employee may sit on a board of directors and/or on the advisory boards for one or more companies, which companies are not competitors of the Company, and/or work on non-competitive projects where such activities take place on personal time. The Employee is not prohibited from making personal investments in any other businesses provided those such businesses are not engaged in activities which are or may be competitive with the Company's Business and provided such investments do not require the Employee's active involvement. The Employee shall not commit or purport to commit the Company to:

(a)	any financial obligation or liability in excess of $10,000, or

(b)	sell or encumber any part of the assets of the Company.

The Employee recognizes that as one of the most senior officers in the Company, the Company is relying on his dedication for a great part of its future success. For purposes of greater certainty, the Company has agreed that the Employee is currently consulting to a number of VoIP companies, none of which are considered direct competitors of the Company, and as such will be required to complete certain agreed to work for these companies through the month of September 2005 before commencing full-time employ with the Company. The Employee has agreed to represent the Company at the upcoming Fall VON Conference in Boston.

The Company has agreed to the following work schedule with respect to the Employee’s time at the Company’s Vancouver offices:

Period	Schedule

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Employment Agreement

Up to March 31, 2006

Week 1: Jason in Vancouver

Sunday: Jason flies to Vancouver (evening)

Thursday: Sheila flies to Vancouver (evening)

Week 2: Jason in Vancouver

Week 3: Jason in Vancouver

Sunday: Sheila flies to San Francisco (evening)

Friday: Jason flies to San Francisco (evening)

Week 4: Jason in San Francisco

From April 1, 2006	Full-time

7.

Confidentiality. The Employee will not, during or after the term of his employment, reveal any confidential information or trade secrets of the Company to any person, firm, corporation, or entity. If the Employee reveals or threatens to reveal any such information, the Company shall be entitled to an injunction restraining the Employee from disclosing same, or from rendering any services to any entity to whom said information has been or is threatened to be disclosed. The right to secure an injunction is not exclusive, and the Company may pursue any other remedies it has against the Employee for a breach or threatened breach of this condition, including the recovery of damages from the Employee. The Employee shall promptly sign and deliver the Company's form of Confidentiality and Non-Competition Agreement as a condition of employment.

8.

Reimbursement of Expenses. The Employee may incur reasonable expenses for furthering the Company's Business, including expenses for entertainment, travel, and similar items. The Employee will follow Company policy with respect to such expenses. The Company shall reimburse the Employee for all generally accepted business expenses after the Employee presents an itemized account of expenditures including original receipts, pursuant to Company policy.

9.

Vacation. The Employee shall be entitled to a yearly paid vacation of 3 weeks and increases as approved by the Company. The Employee shall have due regard to the policies of the Company relating to the scheduling of vacations and the reasonable directions of the President.

10.

Disability. It is understood and agreed that while the Employee is entitled to receive payments under any disability insurance plan for employees of the Company (when established by the Company), then the Employee will not be entitled during such time, to receive the salary set out in Section 2. The Employee's full compensation will be reinstated upon the Employee's return to work on a full-time basis.

If the Employee is absent from work or is unable to fully and effectively perform his duties because of illness or incapacity or for any other reason for a continuous period of more than 270 days or for an aggregate period of more than 270 days in any period of 365 days, then the Employer shall have the option to terminate the Employee's employment upon 30 days prior written notice.

11.	Termination of Employment by the Company.

11.1 Subject to the terms of this Agreement, the Company may terminate the Employee's employment without notice. At the Company's discretion, the Employee will continue to perform his duties and will be paid his regular salary up to the date of termination. The Company will pay to the Employee severance pay in accordance with the provisions of Section 13 hereof, such severance to be inclusive of any severance obligations to the Employee pursuant to the provisions of the Employment Standards Act of British Columbia.

11.2 Notwithstanding anything to the contrary contained in this Agreement, the Company may terminate the Employee's employment upon 14 days' notice to the Employee should any of the following events occur:

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Employment Agreement

(a)	The Company's decision to terminate its business and liquidate its assets; or

(b)	Bankruptcy or reorganization of the Company to protect its assets from creditors.

However, upon the occurrence of either event outlined in Sections 11.2(a) or 11.2(b), the Company will pay to the Employee Severance as set out in Section 13.

11.3 Notwithstanding anything to the contrary contained in this Agreement; the Company may terminate the Employee's employment without notice and/or payment of any severance allowance or any Severance as set out in Section 13, if the Employee commits any of the following:

(a)	an act of fraud, dishonesty, gross negligence or dereliction in the performance of employment duties;

(b)	a material breach of the terms of this Agreement or the Confidentiality and Non-Competition Agreement, which breach is not fully corrected by the Employee within 5 days of notice from the Company; or

(c)	any act or omission which constitutes “just cause” for dismissal under the laws of the Province of British Columbia.

12.

Termination of Employment by the Employee. The Employee may, without cause, terminate his employment upon 14 days' written notice to the Company. The Employee will be paid his regular salary to the date of termination, in addition to any severance pay in accordance with the provisions of the Employment Standards Act of British Columbia. If the Employee terminates his employment with the Company, the Company is not required to pay Severance as set out in Section 13.

13.	Severance. Post-termination severance shall be paid to the Employee based upon the following schedule:

(a)	If the Employee is terminated pursuant to Section 11.1 or 11.2;

i.

After 2-months and within 6-months of the date first above written, the Company will pay to the Employee (1) CDN$30,000, and (2) 225,000 Options granted in accordance with Section 1.3 of the Stock Option Agreement(s) between the parties shall immediately vest and become exercisable; or

ii.

After 6-months and within 12-months of the date first above written, the Company will pay to the Employee (1) CDN$45,000; (2) 300,000 Options granted in accordance with Section 1.3 of the Stock Option Agreement(s) between the parties shall immediately vest and become exercisable; and (3) one-forty-eighth (1/48) of the number of Options granted, in accordance with Section 1.3 of the Stock Option Agreement(s) between the parties, multiplied by the number of months the Employee worked for the Company, shall immediately vest and become exercisable; or

iii.

After 12-months and within 18-months of the date first above written, the Company will pay to the Employee (1) CDN$60,000; (2) 300,000 Options granted in accordance with Section 1.3 of the Stock Option Agreement(s) between the parties shall immediately vest and become exercisable; and (3) one-forty-eighth (1/48) of the number of Options granted, in accordance with Section 1.3 of the Stock Option Agreement(s) between the

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parties, multiplied by the number of months the Employee worked for the Company, shall immediately vest and become exercisable; or

iv.

After 18-months and within 24-months of the date first above written, the Company will pay to the Employee (1) CDN$75,000; (2) 300,000 Options granted in accordance with Section 1.3 of the Stock Option Agreement(s) between the parties shall immediately vest and become exercisable; and (3) one-forty-eighth (1/48) of the number of Options granted, in accordance with Section 1.3 of the Stock Option Agreement(s) between the parties, multiplied by the number of months the Employee worked for the Company, shall immediately vest and become exercisable; or

v.

After 24-months of the date first above written, the Company will pay to the Employee (1) CDN$90,000; (2) 300,000 Options granted in accordance with Section 1.3 of the Stock Option Agreement(s) between the parties shall immediately vest and become exercisable; (3) one-forty-eighth (1/48) of the number of Options granted, in accordance with Section 1.3 of the Stock Option Agreement(s) between the parties, multiplied by the number of months the Employee worked for the Company, shall immediately vest and become exercisable; and (4) one month of regular salary for each additional full-year of employment after 2-years.

(b)	If the Employee is terminated pursuant to Sections 11.3 or 12, the Company is not required to pay Severance.

14.

Death Benefit. If the Employee dies during the term of employment, the Company shall pay to the Employee's estate the Employee's prevailing salary less Government Deductions up to and including the end of the month in which death occurred.

15.

Assistance in Litigation. Employee shall upon reasonable notice and at the Company's expense, furnish such information and proper assistance to the Company as it may reasonably require in connection with any litigation in which it is, or may become, a party either during or after employment. The Employee may, at its option and at the Company's expense, retain a lawyer to attend with the Employee at any legal proceedings, which the Company requires the Employee to be present at. Should the Company require the Employee’s assistance, in respect of any such litigation, following the Employee’s term of employment, the Company shall pay to the Employee US$150 per hour for such assistance.

16.

Indemnification. As per Article VII of the Company’s bylaws, the Company agrees, to the maximum extent permitted by Nevada law, to indemnify the Employee against expenses, as hereinafter defined, and shall have the power to advance to the Employee expenses, as hereinafter defined, incurred in defending any such proceeding, as hereinafter defined, to the maximum extent permitted by that law. "Proceeding" means any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative; and "expenses" include, without limitation, attorneys' fees, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact the Employee is or was an employee of the Company.

17.	Effect on Prior Agreements. This Agreement supersedes any prior employment agreement between the Company or any predecessor of the Company and the Employee.

18.

Settlement by Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the British Columbia Arbitration & Mediation Institute in accordance with its Commercial Arbitration Rules, and judgment on the award

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rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

19.

Severability. If, for any reason, any provision of this Agreement is held invalid, all other provisions of this Agreement shall remain in effect. If this Agreement is held invalid or cannot he enforced, then to the full extent permitted by law any prior agreement between the Company (or any predecessor thereof) and the Employee shall be deemed reinstated as if this Agreement had not been executed.

20.

Assumption of Agreement by Company's Successor and Assignees. The Company’s rights and obligations under this Agreement will endure to the benefit and be binding upon the Company’s successors and assignees.

21.

Oral Modifications Not Binding. Oral modifications to this Agreement shall have no effect. This Agreement may be modified only by a written agreement signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

22.

Notices. Except as otherwise expressly provided herein, any and all notices or demands which must or maybe given hereunder or under any other instrument contemplated hereby shall be given by delivery in person or by regular mail or by facsimile transmission to the parties' respective address set out on the first page of this Agreement. All such communications, notices or presentations and demands provided for herein shall be deemed to have been delivered when actually delivered in person to the respective party, or if mailed, then on the date it would be delivered in the ordinary course of mail, or if sent by facsimile transmission, on the date of receipt of confirmation that the transmission has been received. Any party may change its address hereunder on twenty days notice to the other party in compliance with this section.

23.

General. Time will be of the essence hereof. The Employee acknowledges and declares that he has been provided with sufficient time and opportunity to consider all factors relating to this Agreement, has retained, and consulted independent counsel to advise him, or in the alternative has elected to waive his right to retain and consult independent counsel. He further acknowledges and declares that he has read and understands the terms of this Agreement and has signed it voluntarily with full awareness of its consequences. This Agreement may not be assigned by the Employee without the express written consent of the Company. Wherever the singular masculine or neuter is used in this Agreement, the same shall be construed as meaning the plural or feminine, and visa versa, where the contest or the parties so require. The headings used herein are for convenience of reference only and shall not affect the interpretation of this Agreement. Facsimile or photostat copies of signatures are acceptable and are of the same force and effect as original signatures for all intents and purposes. The waiver by either party of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. The provisions of sections 7 and 18 herein shall survive the termination of the Employee's employment and this Agreement. This Agreement may be executed in several counterparts, each of which so executed shall be deemed to be an original, and such counterparts together shall constitute but one and the same instrument. The preambles or recitals hereto are hereby incorporated herein and form an integral part of this Agreement. This Agreement shall entire to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

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Employment Agreement

IN WITNESS WHEREOF the parties hereto have duly executed this agreement as of the date first above written.

XTEN NETWORKS, INC. /s/ Mark Bruk _______________________________ (Authorized Signature)	| | | | | | | | || |	JASON FISCHL /s/ Jason Fischl ________________________________ Signature of Employee 9/11/2005 ________________________________ Date Signed

Xten Networks, Inc.

Employment Agreement